Corporate Communications
P. O. Box 388
Yazoo City, Mississippi 39194
(662) 746-4131

                News Release

                                                                                Contacts:               Keith Johnson, Investor Relations
                                                                                                                         Melinda Hood, Corp. Communications
                                                                                                                         Mississippi Chemical Corporation
                                                                                                                         (662) 746-4131

                                                                                    For further information, please visit our
                                                                                                website @ www.misschem.com

MISSISSIPPI CHEMICAL ANNOUNCES $182.5 MILLION REPLACEMENT DEBTOR-IN-POSSESSION FINANCING AND COMMITMENT FOR $210 MILLION EXIT FINANCING

YAZOO CITY, Miss. June 28, 2004 - Mississippi Chemical Corporation (OTC BB: MSPIQ.OB) today announced that the U.S. Bankruptcy Court for the Southern District of Mississippi has entered an interim order approving replacement debtor-in-possession financing for the company.  The credit facility will be provided by the New York-based lenders Citigroup Global Markets, Inc., an affiliate of Citigroup, and Perry Principals Investments, LLC, an affiliate of Perry Capital.

The new $182.5 million financing, which includes a $22.5 million revolving credit facility, replaces all of the company's  pre- and post-petition secured debt, a portion of which was to mature on June 30, 2004.  The maturity of the replacement financing is the earlier of the company's exit from bankruptcy or December 31, 2004, and the company has the option to extend the maturity through June 30, 2005, under certain conditions.

In addition, Citigroup and Perry have agreed to provide $210 million in exit financing to facilitate the company's emergence from Chapter 1l.  As a result, the company's plan of reorganization will be amended to reflect the improved terms of the exit financing, which permits the company to retain all of the financial benefits of its 50 percent equity ownership in its Trinidad ammonia facility.  The currently filed plan provided that the company would retain a lesser amount of such financial interest.

"The new financing agreement allows the company more flexibility for operating under Chapter 1l.  It will also provide the company with more favorable exit financing to expedite our exit from reorganization," Coley Bailey, chief executive officer for Mississippi Chemical, said.

"We continue to make progress to position the company as a more competitive operation and to reduce our cost structure.  As stated previously, we still plan to exit bankruptcy prior to the end of this year," Bailey said.

For details of the company's new financing, please visit www.bmccorp.net/misschem.

Mississippi Chemical Corporation is a leading North American producer of nitrogen and phosphorus products used as crop nutrients and in industrial applications. Production facilities are located in Mississippi, Louisiana, and through Point Lisas Nitrogen Limited, in The Republic of Trinidad and Tobago. On May 15, 2003, Mississippi Chemical Corporation, together with its domestic subsidiaries, filed voluntary petitions seeking reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Except for the historical statements and discussion contained herein, statements set forth in this news release constitute "forward-looking statements." These forward‑looking statements rely on a number of assumptions concerning future events, risks, and other uncertainties that are beyond the company's ability to control. Readers are cautioned that a number of factors could cause actual results to differ materially from the forward‑looking statements, including without limitation: (i) the ability of the company to operate pursuant to the terms of the debtor-in-possession revolving and term loan financing facilities, (ii) operating constraints, costs and uncertainties associated with the bankruptcy proceedings, (iii) the ability of the company to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Chapter 11 cases, (iv) the ability of the company to receive trade credit, (v) the ability of the company to maintain contracts that are critical to its operations, (vi) changes in matters which affect the global supply and demand of fertilizer products and industrial chemicals, (vii) high natural gas prices and the volatility of the natural gas market, (viii) a variety of conditions in the agricultural industry such as grain prices, planted acreage, projected grain stocks, U.S. government policies, weather, and changes in agricultural production methods, (ix) possible unscheduled plant outages and other operating difficulties, (x) price competition and capacity expansions and reductions from both domestic and international competitors, (xi) foreign government agricultural policies (in particular, the policies of the governments of India and China regarding fertilizer imports), (xii) the relative unpredictability of international and local economic conditions, (xiii) the relative value of the U.S. dollar, (xiv) regulations regarding the environment and the sale and transportation of fertilizer products, (xv) oil costs and the impact of war in the Middle East, (xvi) the occurrence of any national calamity or crisis, including an act of terrorism, (xvii) the continuing efficacy of unfair trade remedies, and the outcome of pending unfair trade remedy (antidumping) cases, (xviii) our ability to retain key  employees, and (xiv) other important factors affecting the fertilizer industry and us as detailed under the heading "Certain Business Factors" and elsewhere in our most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission.

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